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Limoneira Announces Approval for Santa Paula’s East Gateway Project

-Approval Enables the Company to Proceed with its 550 Acre Planned Community Project
Once Annexation is Complete-

-Community Project Plan Consists of 1,500 Residential Units, Commercial and Light Industrial Space-

Santa Paula, CA., February 1, 2013 – Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, today announced that on January 22, 2013, the Santa Paula Planning Commission and the Santa Paula City Council approved a specific development plan and accompanying environmental impact report (EIR) for Santa Paula’s East Gateway Project (also known as East Area 2). The East Gateway Project will bring 350,000 square feet of new commercial property into the City of Santa Paula on property owned by the Limoneira Company. Approval of Santa Paula’s East Gateway Project by the Planning Commission and City Council now allows this project to apply for an application for annexation into the City of Santa Paula from LAFCO (Local Agency Formation Commission). Annexation into Santa Paula is required in order to re-zone the land for residential, commercial and light industrial development.

Harold Edwards, President and Chief Executive Officer, stated, “This is an extremely exciting time for Limoneira. We have been working towards the development of East Areas 1 and 2 for nearly ten years. Once the annexation is complete, which we believe will happen shortly, we will begin tract mapping of the area for development. We should be well positioned to break ground on the project in 2014.”

Mr. Edwards continued, “The development of East Area 1 and Santa Paula East Gateway Project represents a robust opportunity for Limoneira. The project will benefit from the land’s highly desirable location, which is just fourteen miles from the Pacific Coast and 65 miles from Los Angeles and easily accessible to several major highways. Our estimates suggest that the East Area 1 master planned community represents approximately 25% of Ventura County’s buildable residential lots for the next ten years. The East Gateway Project’s commercial features will complement the residences of East Area 1 and the people of Greater Santa Paula. Limoneira is well positioned to benefit from the expected additional cash flow as the project progresses.”

In total, these plans consist of 550 acres for a master planned community of commercial and residential properties, including 1,500 residential units, 560,000 square feet of commercial space, and 150,000 square feet of light industrial space.

About East Area 1 and the East Gateway Project

Santa Paula’s East Area 1 project was conceived in 2004 by the Limoneira Company and the City of Santa Paula under the formation of a Memorandum of Understanding between the two parties. The MOU called for a series of community-wide charrettes used to develop a specific plan for the development of Limoneira’s Teague-McKevett Ranch, a 501 acre ranch contiguous to the City of Santa Paula’s eastern boundary. The Santa Paula Planning Commission and Santa Paula City Council unanimously approved the East Area 1 Specific Plan and accompanying EIR and Development Agreement. In addition to the aforementioned residential units, commercial property, and light-industrial property, the plan also proposed building new schools, parks, recreational fields/facilities, public-safety facilities and a new community center to support a healthy and sustainably community.

In 2008 Santa Paula’s East Area 1 Project then successfully passed a City-wide S.O.A.R. (Save Open Space and Agricultural Resources) vote with Measure G receiving an 83% approval result at the City polls. This S.O.A.R. vote victory represents the first and only large-scale master-planned community project to obtain the approval of public voters since Ventura County’s S.O.A.R. initiative was implemented in 1991, underscoring Limoneira’s strong favor with its local community as well as the significant community-wide benefits provided by the East Area 1 project. From 2008 – 2010, the City of Santa Paula diligently worked with the City of Fillmore to establish a Greenbelt Ordinance for all of the agricultural and open-space property between Haun Creek (to the west near Santa Paula) and Sespe Creek (to the east near Fillmore.) Following the establishment of this Greenbelt Ordinance, the City of Santa Paula then submitted its application for annexation of the East Area 1 property into the City of Santa Paula to LAFCO in 2011. The East Area 1 project was approved by the LAFCO Commissioners in 2011 but annexation of the East Area 1 property into the City of Santa Paula was contingent upon the successful application for annexation of East Area 2 – a project that later was named Santa Paula’s East Gateway Project.

About Limoneira Company

Limoneira Company, a 119-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 8,200 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira's current expectations about future events and can be identified by terms such as "expect," "may," "anticipate," "intend," "should be," "will be," "is likely to," "strive to," and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira's SEC filings, which are available on the SEC's website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law